Exhibit 5.1

December 23, 2014

Arch Therapeutics, Inc.

20 William Street, Suite 270

Wellesley, Massachusetts 02481

Re:	Registration Statement/Form S-8 2013 Stock Incentive Plan

Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the “SEC”) by Arch Therapeutics, Inc. (the “Company”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,883,059 additional shares of the Company’s common stock, $0.001 par value (the “Plan Shares”), which will be issuable under the Company’s 2013 Stock Incentive Plan (the “Plan”).

In connection with our review, we have examined the proceedings taken by the Company in connection with the adoption of the Plan and the authorization of the issuance of the Plan Shares, and such documents as we have deemed necessary to render this opinion, including the Company’s Bylaws and Articles of Incorporation, as amended. For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of the Plan Shares, the Company will receive consideration in an amount not less than the aggregate par value of the Plan Shares covered by each such issuance.

Based upon and subject to the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ McDONALD CARANO WILSON LLP

McDonald Carano Wilson LLP